EXHIBIT 11.1


                       Premium Cigars International, Ltd.
                       Computation of Earnings Per Share



                                                           Three Month
                                                           -----------
                                         Years Ended       Period Ended
                                         -----------       ------------
                                          March 31,          June 30,
                                          ---------          --------
                                            1997               1997
                                         ---------          ---------


Net Loss                                  (202,142)          (322,169)
                                         =========          =========

Loss per Share                                (.14)              (.22)
                                         =========          =========

Weighted average shares outstanding      1,480,500          1,480,500
                                         =========          =========


(1) Earnings per share are based upon the weighted average number of shares outstanding for each of the respective years.